Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-112102 and 333-203311) of Solitron Devices, Inc. of our report dated June 15, 2016, relating to the financial statements, which appears in this Annual Report on Form 10-K for the year ended February 29, 2016.

/s/ GOLDSTEIN, SCHECHTER, KOCH

Fort Lauderdale, Florida

June 15, 2016